Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 17, 2017

TELEFLEX INCORPORATED COMPLETES ACQUISITION OF VASCULAR SOLUTIONS

Wayne, PA -- Teleflex Incorporated (NYSE: TFX), a leading global provider of medical technologies for critical care and surgery, announced today the completion of its previously announced acquisition of Vascular Solutions, Inc.
On December 2, 2016, the two companies announced a definitive agreement for Teleflex to acquire all of the issued and outstanding shares of Vascular Solutions common stock for $56.00 per share, in cash.

Vascular Solutions is an innovative medical device company that focuses on developing clinical solutions for minimally invasive coronary and peripheral vascular procedures. As previously announced, the combination is expected to meaningfully accelerate the growth of Teleflex’s vascular and interventional businesses by its entry into the coronary and peripheral vascular market, as well as increased cross-portfolio selling opportunities to both Teleflex and Vascular Solutions customer bases.

Teleflex will provide additional details on the transaction, including an update to its fiscal year 2017 financial outlook as a result of this transaction, on its fourth quarter and full year 2016 investor conference call. The call will be held at 8:00 a.m. (ET) on Thursday, February 23, 2017. The call can be accessed through a live audio webcast on the company’s website, www.teleflex.com. An audio replay of the call will also be available on the website from February 23, 2017 at 11:00 a.m. (ET) to February 28, 2017 at 11:59 p.m. (ET) by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 65576607.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

ABOUT VASCULAR SOLUTIONS

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of more than 90 products and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network. All listed trademarks are the property of Vascular Solutions, Inc.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, statements related to expected benefits to Teleflex from the acquisition, including acceleration of revenue growth, anticipated accretion to adjusted margins and adjusted earnings per share and longer-term benefits resulting from Vascular Solutions’ R&D pipeline and Teleflex’s international distribution network; expected transaction synergies; expectations with respect to return on invested capital resulting from the acquisition; Teleflex’s expectations with respect to its long-term debt to adjusted EBITDA levels; and Teleflex’s expectations with respect to increased cross-portfolio selling opportunities. Actual results could differ materially from those in the forward-looking statements due to, among other things, unanticipated difficulties and expenditures in connection with integration programs; customer and shareholder reaction to the transaction; risks associated with the financing of the transaction; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates and the impact of the United Kingdom's vote to leave the European Union; and other factors described or incorporated in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2015.